August 15, 2014

Harrison Shih

Re:      Employment Letter

Dear Harrison,

This letter (this “Agreement”) sets forth, among other things, the terms of your employment with TICTOC PLANET, Inc. (the “Company”).

TriNet HR Corporation: Our benefits, payroll, and human resource management services are provided through TriNet HR Corporation, a professional employer organization. As a result of the Company’s arrangement with TriNet, TriNet will be considered your employer of record for these purposes. Your managers here at the Company will be responsible for directing your work, reviewing your performance, setting your schedule, and otherwise directing your work.

●    Duties. You shall serve and shall perform such duties as are customarily associated with the position of VP, Product and such other duties as are assigned to you by your supervisors. You shall report to Steve Chung, CEO and shall perform your services on a full-time basis at the Company’s office in or near San Francisco, California. You shall devote your full working time and attention to the business affairs of the Company.

●    Compensation.

●	Base Salary. Base Salary. You shall receive an annual base salary of $225,000 for all hours worked to be paid in accordance with the Company’s customary payroll procedures.

●	Annual Bonus. You shall be eligible to receive an additional 25% of your base salary dependent on yearly performance evaluation.

●	Stock Options. Subject to Board approval, you will be granted 30,000 stock option shares pursuant to the TicToc Planet 2014 Equity Incentive Plan. Such stock options shall be incentive stock options to the extent permitted under Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”).

●	Benefits. You shall be eligible to participate in all of the employee benefit plans or programs the Company generally makes available to similarly situated employees, pursuant to the terms and conditions of such plans.

●	Withholding. All amounts payable to you are subject to appropriate payroll deductions and withholdings.

333 Bryant St. #310, San Francisco, CA 94107

●    Expenses. You shall be entitled to reimbursement for all ordinary and reasonable out-of-pocket business expenses which are reasonably incurred by you in furtherance of the Company’s business, with appropriate documentation and in accordance with the Company’s standard policies.

●    Company Policies And Proprietary Information and Inventions Agreement. As an employee of the Company, you shall be expected to abide by all of the Company’s policies and procedures and the Company’s employee handbook. As a condition of your continued employment, you agree to execute and abide by the terms of the Company’s form of Proprietary Information and Inventions Agreement, which shall survive termination of your employment with the Company and the termination of this Agreement. You acknowledge that a remedy at law for any breach or threatened breach by you of the provisions of the Proprietary Information and Inventions Agreement would be inadequate, and you therefore agree that the Company shall be entitled to injunctive relief in case of any such breach or threatened breach. The Company may modify, revoke, suspend or terminate any of the terms, plans, policies and/or procedures described in the employee handbook or as otherwise communicated to you, in whole or part, at any time, with or without notice.

●    Employment Terms. As a condition to your employment with the Company, you are required to (a) sign and return satisfactory immigration forms providing sufficient documentation establishing your employment eligibility in the United States, and (b) provide satisfactory proof of your identity as required by United States law.

●    Other Agreements. You agree that your performance of your duties for the Company shall not violate any agreements, obligations or understandings that you may have with any third party or prior employer. You agree not to make any unauthorized disclosure or use, on behalf of the Company, of any confidential information belonging to any of your former employers. You also represent that you are not in unauthorized possession of any materials containing a third party’s confidential and proprietary information. While employed by the Company, you will not engage in any business activity in competition with the Company nor make preparations to do so.

●    At-will Employment. Your employment with the Company will be “at-will,” meaning that either you or the Company will be entitled to terminate your employment at any time and for any reason, with or without cause. Should you resign from the Company, you agree to provide at least a 4-week notice to your supervisor. Any contrary representations that may have been made to you are superseded by this offer. This is the full and complete agreement between you and the Company on this term. Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and a duly authorized officer of the Company.

●    Dispute Resolution. Any dispute, claim or controversy based on, arising out of or relating to your employment or this Agreement shall be settled by final and binding arbitration in San Francisco, California, before a single neutral arbitrator in accordance with the National Rules for the Resolution of Employment Disputes (the “Rules”) of the American Arbitration Association, and judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction. If the parties are unable to agree upon an arbitrator, one shall be appointed by the AAA in accordance with its Rules. Each party shall pay the fees of its own attorneys, the expenses of its witnesses and all other expenses connected with presenting its case; however, you and the Company agree that, to the extent permitted by law, the arbitrator may, in his or her discretion, award reasonable attorneys’ fees to the prevailing party. Other costs of the arbitration, including the cost of any record or transcripts of the arbitration, AAA’s administrative fees, the fee of the arbitrator, and all other fees and costs, shall be borne by the Company. This Section is intended to be the exclusive method for resolving any and all claims by the parties against each other for payment of damages under this Agreement or relating to your employment; provided, however, that neither this Agreement nor the submission to arbitration shall limit the parties’ right to seek provisional relief, including without limitation injunctive relief, in any court of competent jurisdiction. Seeking any such relief shall not be deemed to be a waiver of such party’s right to compel arbitration. Both you and the Company expressly waive your right to a jury trial.

333 Bryant St. #310, San Francisco, CA 94107

●    Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provisions had never been contained herein.

●    Successors and Assigns. This Agreement is intended to bind and inure to the benefit of and be enforceable by you and the Company, and their respective successors, assigns, heirs, executors and administrators, except that you may not assign any of your duties hereunder and you may not assign any of your rights hereunder, without the written consent of the Company, which shall not be withheld unreasonably.

●    Entire Agreement. This Agreement and the Proprietary Information and Inventions Agreement constitute the complete, final and exclusive embodiment of the entire agreement between you and the Company with respect to the terms and conditions of your employment specified herein and therein. This Agreement and the Proprietary Information and Inventions Agreement supersede any other such promises, warranties, representations or agreements between you and the Company. This Agreement may not be amended or modified except by a written instrument signed by you and a duly authorized officer of the Company.

●    Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of California without regard to the conflicts of law provisions thereof.

●    Start Date. Your start date will be on or after August 29, 2014.

●    Reference Checks. This offer is subject to confirmatory reference checks.

We are looking forward to continuing a long and fruitful working relationship with you.

Sincerely,

TICTOC PLANET, Inc.

By:	/s/ Steve Chung
Steve Chung
Chief Executive Officer

Agreed and Accepted this 20 day of August, 2014.

/s/ Harrison Shih

Harrison Shih

333 Bryant St. #310, San Francisco, CA 94107

NOTICE TO EMPLOYEE
Labor Code section 2810.5

Effective January 1, 2012, California Labor Code section 2810.5(a) requires that the following information be provided to each employee at the time of hire in the language the employer normally uses to communicate employment-related information. Exceptions to this requirement are indicated on the next page.
This notice is available in other languages at www.dir.ca.gov/DLSE.

EMPLOYEE

Employee Name: Harrison Shih
Hire Date: August 29, 2014

EMPLOYER

Name of Employer: TicToc Planet, Inc.

(Check all that apply): □ Sole Proprietor **X Corporation** □ Limited Liability Company □ General Partnership

□ Other type of entity:

□ Staffing agency (e.g., temp agency or PEO)

Other Name Employer is doing business as (if applicable): ________________

Physical Address of Main Office: 333 Bryant St. #310, SF, CA 94107

Employer's Mailing Address: 333 Bryant St. #310, SF, CA 94107

Employer's Telephone Number: 415-861-9797

If the worksite employer uses any other business or entity to hire employees or administer wages or benefits, complete the information above for the worksite employer, complete the information below for the other business, and complete the remaining sections. If there is no other business or co-employer, or if the only other business is a recruiting service or a payroll processing service, skip the rest of this section, and complete the remaining sections.

Name of Other Business: Trinet

This other business is a: Professional Employer Organization (PEO) or Employee Leasing Company or a Temporary Services Agency